Exhibit 107

CALCULATION OF FILING FEE TABLES

SCHEDULE 14A
(Form Type)

GREENHILL & CO., INC.
(Exact Name of Registrant as Specified in Its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	$377,497,200.00 (1)	0.0001102	$41,600.20 (2)
Fees Previously Paid	$0		$0
Total Transaction Value	$377,497,200.00
Total Fees Due for Filing			$41,600.20
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$41,600.20

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of May 22, 2023, by and among Mizuho Americas LLC, Blanc Merger Sub, Inc. and Greenhill & Co., Inc. (the “Company”).

(1)
Aggregate number of securities to which the transaction applies:

As of June 23, 2023, the maximum number of shares of common stock, par value $0.01 per share, of the Company (“common stock”) to which this transaction applies is estimated to be 25,166,480, which consists of (a) 18,802,594 shares of common stock entitled to receive the per share merger consideration of $15.00; (b) 5,962,145 shares of common stock subject to outstanding restricted stock units with service-based, but not performance-based vesting requirements, which may be entitled to receive the per share merger consideration of $15.00; (c) 351,741 shares of common stock subject to outstanding restricted stock units with performance-based vesting or delivery requirements assuming performance conditions are satisfied at target levels, which may be entitled to receive the per share merger consideration of $15.00; and (d) 50,000 shares of common stock estimated to be issuable by the Company pursuant to the issuance of shares of common stock to employees or non-employee directors in the ordinary course of business prior to the Closing, which may be entitled to receive the per share merger consideration of $15.00.

(2)
Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the product of 25,166,480 shares of common stock and the per share merger consideration of $15.00. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.